Exhibit 10.27

FOURTH AMENDMENT TO

ATWOOD OCEANICS BENEFIT EQUALIZATION PLAN

THIS AMENDMENT, by Atwood Oceanics, Inc., a Texas corporation (the “Sponsor”),

W I T N E S S E T H:

WHEREAS, the Sponsor has previously executed the Plan known as “Atwood Oceanics Benefit Equalization Plan” (the “Plan”);

WHEREAS the Sponsor has the right to amend the Plan; and

WHEREAS, the Sponsor has determined that the Plan should be amended in the manner hereinafter set forth;

NOW, THEREFORE, the Plan is amended as follows:

1. Section 3.1 is amended in its entirety to read as follows:

3.1 Deferral Agreements. A Deferral Agreement shall be an agreement in a form satisfactory to the Administrative Committee to prospectively receive one or more items of compensation from the Employer in a reduced amount and to have the Administrative Committee credit an amount equal to the amount of the reduction to the Member’s Account. The Deferral Agreement shall specify (i) whether any amounts shall be deferred under this Plan as 401(k) Spillover Deferrals, (ii) the amount, if any, of the Member’s Regular Deferral, and (iii) the time and form of payment of amounts attributable to such Elective Deferrals. Any such Deferral Agreement shall be revocable or irrevocable in accordance with its terms, provided that no revocation shall be effective prior to the Deferral Agreement Effective Date that would apply if the revocation were treated as a new Deferral Agreement or permit payment to the Member of any amount deferred prior to the date of revocation. A Member shall be entitled to prospectively modify his Deferral Agreement at least once a year. The Administrative Committee shall establish and announce to the Members the rules governing the administration of Elective Deferrals, including any limitations upon the amount that may be deferred and the procedures for and any limitations upon a Member’s right to revoke or change his designation. Elective Deferrals may be made by periodic payroll deductions or by other methods, as determined from time to time by the Administrative Committee.

2. Section 6.1 is amended in its entirety to read as follows:

6.1 Distribution Methods Available. Distributions shall be paid in cash under either of the following distribution methods:

(a) a single sum payment; or

(b) a maximum of ten annual installments. Each installment after the first shall be paid on the anniversary of the payment of the first installment. The Member’s Account from which such installments are payable shall continue to be maintained and credited with Investment Gain or Loss. The amount of each installment payment shall be the quotient obtained by dividing the balance of the Account by the number of installment payments remaining. Such balance shall be determined by the Committee as of an administratively convenient date that is within ten days prior to the date on which the installment payment is made. The right to the series of installment payments shall be treated as a right to a series of separate payments for purposes of any Regulation issued under Section 409A of the Code.

3. Section 6.2 is amended in its entirety to read as follows:

6.2 Elections Regarding Time and Form of Distribution. Subject to the terms of this Section, each Member shall have the right to elect the time and form of distribution applicable to the Member or the Member’s Beneficiary under the Plan.

(a) Initial Election. The Member’s initial election shall specify a form of payment available under Section 6.1 and shall specify a date on which such payment shall be made or commenced. Such date shall be determinable by reference to the date of the event entitling the Member or Beneficiary to receive payment. In the event of the Member’s Separation for a reason other than death, such date shall be not less than six months after the date of the Member’s Separation. In the event of the Member’s Separation on account of death or the occurrence of a Change in Control, such date shall be not earlier than the date of the Member’s death or the date of the Change in Control, as the case may be. The Member shall specify the number of installment payments (not in excess of 10) if the annual installment option is elected. Not later than December 31, 2008, each Member shall make an initial election regarding the time and form of payment of all amounts attributable to Elective Deferrals made under the Plan prior to January 1, 2009. Not later than December 31, 2008, each Member shall make an initial election regarding the time and form of payment of all amounts attributable to Elective Deferrals made under the Plan after December 31, 2008 and before the Deferral Agreement Effective Date of any subsequent Deferral Agreement. In each subsequently-filed Deferral Agreement, the Member shall make a new initial election regarding the time and form of payment of amounts attributable to Elective Deferrals made under such Deferral Agreement.

(b) Failure to Make Valid Initial Election. A Member who fails to make a valid and timely election regarding the time and form of distribution applicable to the Member or the Member’s Beneficiary with respect to amounts attributable to any Elective Deferrals shall be deemed to have made the following elections with respect to such amounts:

(i) in the event of the Member’s Separation other than on account of death, payment shall be made or commenced six months following the Member’s Separation;

(ii) in the event of a Change in Control, payment shall be made as soon as practical after such Change in Control;

(iii) in the event of Separation on account of death, payment shall be made to the Beneficiary as soon as practical after the Member’s death; and

(iv) in any event, the distribution shall be made in a single sum payment, except that amounts attributable to Elective Deferrals made prior to January 1, 2009 shall be paid in five annual installments in the event of the Member’s Separation other than on account of death.

(c) Subsequent Changes in Time or Form of Distribution. Each Member shall have the right from time to time to elect that the time and form of distribution applicable to the Member or the Member’s Beneficiary under the Plan be changed. Notwithstanding the immediately preceding sentence, (i) any such election shall not take effect until 12 months after the date on which the election is made; and (ii) in the case of an election related to a payment not on account of death, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid.

(d) Manner of Election. An election available under this Section shall be made by executing and properly filing with the Committee the Deferral Agreement or other form or forms approved by the Committee.

IN WITNESS WHEREOF, Atwood Oceanics, Inc. has executed this Amendment this 18th day of December, 2008 to be effective December 15, 2008, except as otherwise specified or as otherwise required to comply with applicable provisions of the Code, any statute amending the Code, or any other applicable statute, regulation, or ruling.

ATWOOD OCEANICS, INC.

By	/s/ John Irwin
President

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